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                                                                    EXHIBIT 99.1
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                  TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER
           SALES INCREASE OF 15% AND EXPECTED EARNINGS INCREASE OF 47%
                     ~ Company Confirms Full Year Guidance ~
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Nashville, Tennessee, July 2, 2003 - Tractor Supply Company (NASDAQ: TSCO), the
largest retail farm and ranch store chain in the United States, today announced sales and expected earnings for the second quarter and first half ended June 28, 2003.

SECOND QUARTER

For the quarter, net sales increased 14.6% over last year to $449.4 million, compared to the Company's previously provided expectations of $452 to $457 million. Same-store sales for the quarter rose 1.2% versus a very strong 11.2% increase in the second quarter last year. The Company's sales performance reflects the adverse impact of unseasonably cold, wet weather throughout the quarter and a later-than-expected start to the spring selling season. The sale of seasonal products, including riding lawn mowers and lawn tractors, was adversely impacted. Excluding seasonal products, second quarter same-store sales increased 4.8%. Neither economic nor competitive factors had a significant impact on the quarter's sales performance.

During the quarter, the Company opened 13 new stores compared to 90 in the prior year period, when the Company substantially expanded its store base largely due to its purchase of property and lease rights from Quality Stores, Inc. in the first quarter of 2002. New and relocated stores are included in the Company's same-store sales base on the 366th day after their initial opening. Accordingly, sales related to grand opening promotions are included in the prior year sales base used to determine same-store sales performance.

Net income for the quarter is expected to range between $27.2 and $27.7 million, or $1.36 to $1.38 per diluted share, which is consistent with the consensus analyst estimate. In the second quarter of 2002, the Company achieved net income of $18.2 million, or $0.93 per diluted share.

FIRST HALF

For the first half, net sales increased 23.4% over last year to $723.2 million. Same-store sales for the first half rose 2.1% versus a very strong 12.0% increase in the first half last year. Based on the expected second quarter earnings results outlined above, first half net income is expected to range between $27.3 and $27.8 million, or $1.37 to $1.40 per diluted share. In the first half of 2002, the Company achieved net income of $14.2 million, or $0.73 per diluted share.

The Company's 2002 earnings results cited above reflect the restatement of operating results for a change in accounting for vendor funding and include non-recurring incremental costs related to the Company's substantial store expansion. Excluding these store expansion costs, net income was $21.0 million, or $1.07 per diluted share, for the second quarter of 2002 and $20.9 million, or $1.08 per diluted share, for the first half of 2002.

Joe Scarlett, Chairman and Chief Executive Officer of Tractor Supply Company, stated, "Although we faced a number of weather related challenges during the Spring season, we achieved double-digit sales growth and are projecting second quarter earnings that are in-line with expectations. Looking forward,


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we are confident in our ability to meet our previously provided full year guidance for sales of $1,390 to $1,415 million and net income of $52.5 to $53.5 million. We remain focused on managing the Company for long-term shareholder value and are confident in our business prospects."

EARNINGS CONFERENCE CALL

The Company intends to release its full second quarter results after the market closes on Monday, July 14, 2003. In conjunction with this release, the management of Tractor Supply Company will host a conference call at 9 a.m. Eastern Time on Tuesday, July 15, 2003, which will be simultaneously broadcast live over the Internet and can be accessed on the http://www.mytscstore.com website.

At June 28, 2003, Tractor Supply Company operated 458 stores in 30 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as, tradesmen and small businesses. Stores are located in towns outlying to major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) livestock and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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Footnotes:

- All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise.

- As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, pricing and other competitive factors, the ability to attract, train and retain qualified associates, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company's business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.